AVIS BUDGET GROUP REPORTS THIRD QUARTER RESULTS

•	Revenue increased 3% in the third quarter to $2.7 billion.

•	Net income was $209 million, and Adjusted EBITDA was $469 million.

•	Diluted earnings per share were $2.28, and adjusted diluted earnings per share were $2.47.

•	Company estimates that its 2016 Adjusted EBITDA and adjusted earnings per share will be at approximately the lower end of its prior projection.

PARSIPPANY, N.J., November 2, 2016 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its third quarter ended September 30, 2016. For the quarter, the Company reported revenue of $2.7 billion, a Company record, and net income of $209 million, or $2.28 per share. The Company reported record Adjusted EBITDA of $469 million and adjusted net income of $227 million, or $2.47 per share. Earnings per share increased 29% year-over-year, and adjusted earnings per share increased 25% year-over-year.

“Our record third quarter results reflect continued strength in our pricing in the Americas and benefits from our initiatives to drive profitability, resulting in the highest quarterly Adjusted EBITDA margin in our Company’s history,” said Larry De Shon, Avis Budget Group Chief Executive Officer. “Looking forward, pricing continues to be positive in the Americas, although demand is softer than expected both in the Americas and in Europe. We have moved quickly to right-size our fleet to mitigate the impact and have revised our full-year 2016 outlook as a result.”

Executive Summary
Revenue increased 3% in the third quarter primarily due to a 2% increase in pricing in the Americas, as well as a 4% increase in International rental days. Third quarter net income was $209 million, a 14% increase from a year earlier, and Adjusted EBITDA was $469 million, a 9% increase from a year earlier. Results benefited from increased rental volumes Company-wide and increased pricing in the Americas, partially offset by higher per-unit fleet costs.

Business Segment Discussion
The following discussion of third quarter operating results focuses on revenue and Adjusted EBITDA for each of our segments. Revenue and Adjusted EBITDA are expressed in millions.

Americas

	2016	2015	% change
Revenue	$1,821	$1,776	3%
Adjusted EBITDA	$306	$279	10%

Revenue grew 3% primarily due to a 2% increase in pricing. Rental days increased 2% in the quarter while average available fleet increased 1%, resulting in higher utilization. Per-unit fleet costs increased 2%, to $310 per month. Adjusted EBITDA increased 10% in the quarter to $306 million, due to higher pricing, higher volumes and efficiency initiatives, partially offset by higher per-unit fleet costs.

International

	2016	2015	% change
Revenue	$835	$801	4%
Adjusted EBITDA	$179	$168	7%

Revenue increased 4% due to a 4% increase in volume, partially offset by a 2% decline in pricing. Per-unit fleet costs increased 2%, to $235 per month. Adjusted EBITDA increased 7%, to $179 million, due to increased rental volumes, lower marketing expenses and a $2 million positive impact from currency exchange rates, partially offset by lower pricing.

Other Items

Share Repurchases - The Company repurchased 3.1 million shares of its common stock, or 3% of its shares outstanding, at a cost of $110 million in the third quarter. As of September 30, the Company has repurchased approximately 9.5 million shares of its common stock this year, or 10% of its shares outstanding, at a cost of $290 million.

Debt Refinancing - In September, the Company completed a €300 million offering of senior notes due 2024 with an interest rate of 4.125%. The Company used the proceeds from the offering to redeem €275 million of its outstanding 6% senior notes due 2021.

Tuck-in Acquisition - In September, the Company announced that it agreed to acquire France Cars, a privately-held vehicle rental company based in France, to significantly expand its presence in the French market. France Cars generates revenues of approximately €60 million annually with a fleet of some 8,000 cars, vans and light trucks. The transaction is expected to be completed by year-end, and closing remains subject to customary conditions.

Outlook
Our full-year 2016 outlook includes non-GAAP financial measures. Due to the forward-looking nature of these forecasted adjusted earnings metrics, the Company believes that it is impracticable to provide a reconciliation to the most comparable GAAP measures due to the degree of uncertainty associated with forecasting the reconciling items and amounts. The

Company further believes that providing estimates of the amounts that would be required to reconcile the forecasted adjusted measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors. The after-tax effect of reconciling items could be significant to the Company’s future quarterly or annual results.

The Company today updated its estimates for full-year 2016 results, including estimates of Adjusted EBITDA and adjusted diluted earnings per share. The Company now expects:

•
Full-year 2016 revenue will increase 3%, to approximately $8.75 billion. Movements in currency exchange rates are currently expected to negatively impact revenue growth by approximately $40 million. In the Company’s Americas segment, rental days are expected to increase approximately 2%, and pricing is expected to be roughly unchanged, with no significant impact from currency exchange rates. In the Company’s International segment, revenue is expected to grow approximately 6%, including a 1% negative impact from currency exchange rates.

•
Total Company per-unit fleet costs are expected to be approximately $285 per month in 2016, compared to $277 in 2015. In the Company’s Americas segment, per-unit fleet costs are expected to be approximately $312 per month in 2016, an increase of 5% compared to $297 in 2015. In the Company’s International segment, per-unit fleet costs are expected to be approximately $227 per month in 2016, compared to $229 per month in 2015, including a 1% reduction from currency exchange rates.

•
Adjusted EBITDA is expected to be at approximately the low end of the previously estimated range of $850 to $900 million, including an approximately $20 million negative year-over-year impact from movements in currency exchange rates.

•	Interest expense related to corporate debt will be approximately $205 million.

•	2016 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to acquisitions of $60 million) will be approximately $195 million.

•	Adjusted pretax income will be approximately $450 million.

•	The Company’s effective tax rate applicable to adjusted pretax income in 2016 will be approximately 39%.

•	The Company’s diluted share count will be 93 million to 94 million, including the effect of repurchasing $370 million of stock in 2016.

Based on these expectations, the Company estimates that its 2016 adjusted diluted earnings per share will be approximately $2.93. Such estimate includes a negative impact from currency exchange rates of approximately 11 cents per share. The Company also expects that it will generate $450 to $500 million of free cash flow in 2016, and that it will repurchase $370 to $400 million of common stock in 2016.

Investor Conference Call
Avis Budget Group will host a conference call to discuss third quarter results and its outlook on November 3, 2016, at 8:30 a.m. (ET). Investors may access the call and supporting presentation materials at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the participant passcode 2995545. Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on November 3 until 8:00 p.m. (ET) on November 17 at (402) 220-0299.

Investor Day
Avis Budget Group will host an Investor Day meeting on November 15, 2016 in New York City. The day will include presentations by members of the Company’s senior leadership team, a question-and-answer period, and an opportunity for investors to interact with management. Advance registration is required to attend the event. The Investor Day will be webcast live, and a replay will be available following the conclusion of the event. To register or access the webcast, please visit ir.avisbudgetgroup.com.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “forecast” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies, cost-saving initiatives and future share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate acquired businesses, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost of new vehicles, manufacturer recalls and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles, which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including changes in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, governmental or regulatory inquiries or investigations involving the Company, changes to our share repurchase plans, risks related to acquisitions, and our ability to accurately estimate our future results and implement our strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2015, and its Quarterly Report on Form 10-Q for the period ended June 30, 2016, included under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes financial measures such as Adjusted EBITDA and free cash flow, as well as metrics that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1, Table 4 and Table 5 of this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, free cash flow, adjusted pretax income, adjusted net income and adjusted diluted earnings per share are net income, net cash provided by operating activities, income before income taxes, net income and diluted earnings per share, respectively. The Company quantifies foreign currency translation impacts on the Company’s results by translating the current period’s non-U.S.-dollar-denominated results using the currency exchange rates of the prior period of comparison.

Contacts
Media Contact:	Investor Contact:
Alice Pereira	Neal Goldner
(973) 496-3916	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Income Statement and Other Items
Net revenues	$2,656	$2,577	3%	$6,780	$6,600	3%
Income before income taxes	345	312	11%	322	378	(15%)
Net income	209	184	14%	194	318	(39%)
Earnings per share - Diluted	2.28	1.77	29%	2.05	3.00	(32%)

Adjusted Earnings Metrics (non-GAAP) (A)
Adjusted EBITDA	469	431	9%	717	775	(7%)
Adjusted pretax income	370	341	9%	416	509	(18%)
Adjusted net income	227	206	10%	260	315	(17%)
Adjusted earnings per share - Diluted	2.47	1.98	25%	2.74	2.97	(8%)

	As of
	September 30, 2016	December 31, 2015
Balance Sheet Items
Cash and cash equivalents	$985	$452
Vehicles, net	11,724	10,658
Debt under vehicle programs	10,100	8,860
Corporate debt	3,866	3,461
Stockholders’ equity	474	439

Segment Results
	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Net Revenues
Americas	$1,821	$1,776	3%	$4,778	$4,707	2%
International	835	801	4%	2,002	1,893	6%
Corporate and Other	—	—	*	—	—	*
Total Company	$2,656	$2,577	3%	$6,780	$6,600	3%

Adjusted EBITDA (A)
Americas	$306	$279	10%	$532	$572	(7%)
International	179	168	7%	237	245	(3%)
Corporate and Other	(16)	(16)	*	(52)	(42)	*
Total Company	$469	$431	9%	$717	$775	(7%)

_______
*	Not meaningful.
(A)
See Table 5 for definitions and reconciliations of non-GAAP measures. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $14 million and $13 million in third quarter 2016 and 2015, respectively, and $41 million and $42 million in the nine months ended September 30, 2016 and 2015, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Vehicle rental	$1,871	$1,832	$4,772	$4,684
Other	785	745	2,008	1,916
Net revenues	2,656	2,577	6,780	6,600

Expenses
Operating	1,219	1,202	3,381	3,279
Vehicle depreciation and lease charges, net	576	555	1,571	1,485
Selling, general and administrative	315	314	896	843
Vehicle interest, net	77	75	215	218
Non-vehicle related depreciation and amortization	63	56	189	161
Interest expense related to corporate debt, net:
Interest expense	51	49	157	146
Early extinguishment of debt	—	—	10	23
Restructuring expense	6	6	26	10
Transaction-related costs, net	4	8	13	57
Total expenses	2,311	2,265	6,458	6,222

Income before income taxes	345	312	322	378
Provision for income taxes	136	128	128	60
Net income	$209	$184	$194	$318

Earnings per share
Basic	$2.32	$1.80	$2.07	$3.04
Diluted	$2.28	$1.77	$2.05	$3.00

Weighted average shares outstanding
Basic	90.4	102.7	93.5	104.7
Diluted	91.8	104.0	94.8	106.1

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change

Americas

Rental Days (000’s)	28,673	28,238	2%	78,007	76,502	2%
Time and Mileage Revenue per Day (A)	$42.96	$42.12	2%	$40.98	$41.14	0%
Average Rental Fleet	421,796	419,245	1%	394,986	393,352	0%

International

Rental Days (000’s)	14,729	14,144	4%	35,992	32,873	9%
Time and Mileage Revenue per Day (B)	$33.44	$34.21	(2%)	$32.56	$34.14	(5%)
Average Rental Fleet	212,532	203,485	4%	181,349	166,088	9%

Total

Rental Days (000’s)	43,402	42,382	2%	113,999	109,375	4%
Time and Mileage Revenue per Day	$39.73	$39.48	1%	$38.32	$39.03	(2%)
Average Rental Fleet	634,328	622,730	2%	576,335	559,440	3%
_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies. Amounts exclude U.S. truck rental and Zipcar transactions.

(A)	Changes in currency exchange rates had no impact in the three and nine months ended September 30, 2016.
(B)	Changes in currency exchange rates had no impact and a 2% negative impact in the three and nine months ended September 30, 2016, respectively.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Nine Months Ended September 30, 2016
Operating Activities
Net cash provided by operating activities	$2,101

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(115)
Net cash used in investing activities of vehicle programs	(2,640)
Net cash used in investing activities	(2,755)

Financing Activities
Net cash provided by financing activities exclusive of vehicle programs	66
Net cash provided by financing activities of vehicle programs	1,107
Net cash provided by financing activities	1,173

Effect of changes in exchange rates on cash and cash equivalents	14
Net change in cash and cash equivalents	533
Cash and cash equivalents, beginning of period	452
Cash and cash equivalents, end of period	$985

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Nine Months Ended September 30, 2016
Income before income taxes	$322
Add-back of non-vehicle related depreciation and amortization	189
Add-back of debt extinguishment costs	10
Add-back of transaction-related costs	13
Working capital and other	20
Capital expenditures	(126)
Tax payments, net of refunds	(48)
Vehicle programs and related (B)	89
Free Cash Flow	469

Acquisition and related payments, net of acquired cash	(4)
Borrowings, net of debt repayments	370
Transaction-related payments	(15)
Repurchases of common stock	(289)
Foreign exchange effects, financing costs and other	2
Net change in cash and cash equivalents (per above)	$533

_______
(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund incremental (reduced) vehicle and vehicle-related assets.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Nine Months Ended September 30, 2016
Free Cash Flow (per above)	$469
Investing activities of vehicle programs	2,640
Financing activities of vehicle programs	(1,107)
Capital expenditures	126
Proceeds received on asset sales	(10)
Change in restricted cash	(2)
Transaction-related payments	(15)
Net cash provided by operating activities (per above)	$2,101

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses and in comparing our results from period to period. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. Adjusted EBITDA is also a component in the determination of management's compensation. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted Earnings Metrics
The accompanying press release and tables present adjusted pretax income, adjusted net income and adjusted diluted earnings per share for the three and nine months ended September 30, 2016 and 2015, which exclude certain items. We believe that these measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expense, transaction-related costs, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business less a provision for income taxes derived utilizing applicable statutory tax rates for each item.

Reconciliations of Adjusted EBITDA and our adjusted earnings metrics to income before income taxes, net income and diluted earnings per share are as follows:

		Three Months Ended September 30,
Reconciliation of Adjusted EBITDA to net income:		2016	2015

	Adjusted EBITDA	$469	$431

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	48	41
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	51	49
	Adjusted pretax income	370	341

	Less certain items:
	Acquisition-related amortization expense	15	15
	Restructuring expense	6	6
	Transaction-related costs, net	4	8
	Income before income taxes	345	312
	Provision for income taxes	136	128
	Net income	$209	$184

Reconciliation of adjusted net income to net income:

	Adjusted net income	$227	$206
	Less certain items, net of tax:
	Acquisition-related amortization expense	10	10
	Restructuring expense	5	5
	Transaction-related costs, net	3	7
	Net income	$209	$184

	Adjusted diluted earnings per share	$2.47	$1.98

	Earnings per share - Diluted	$2.28	$1.77

	Shares used to calculate adjusted diluted earnings per share	91.8	104.0

		Nine Months Ended September 30,
Reconciliation of Adjusted EBITDA to net income:		2016	2015

	Adjusted EBITDA	$717	$775

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	144	120
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	157	146
	Adjusted pretax income	416	509

	Less certain items:
	Acquisition-related amortization expense	45	41
	Restructuring expense	26	10
	Transaction-related costs, net	13	57
	Early extinguishment of debt	10	23
	Income before income taxes	322	378
	Provision for income taxes	128	60
	Net income	$194	$318

Reconciliation of adjusted net income to net income:

	Adjusted net income	$260	$315
	Less certain items, net of tax:
	Acquisition-related amortization expense	30	27
	Restructuring expense	20	8
	Transaction-related costs, net	10	46
	Early extinguishment of debt	6	14
	Resolution of a prior-year income tax matter	—	(98)
	Net income	$194	$318

	Adjusted diluted earnings per share	$2.74	$2.97

	Earnings per share - Diluted	$2.05	$3.00

	Shares used to calculate adjusted diluted earnings per share	94.8	106.1

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.